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Exhibit 4.1

                          MINUTEMAN INTERNATIONAL, INC.
                           2000 RESTRICTED STOCK PLAN

         The Minuteman International, Inc. 2000 Restricted Stock Plan (the "Plan") was adopted by the Board of Directors of Minuteman International, Inc. (the "Company"), effective as of January 1, 2000 and was approved by the Board of Directors (the "Board") on October 20, 1999. The Plan shall remain in effect through December 31, 2009. After the termination of the Plan, no further Awards may be granted; however, outstanding Awards shall remain in effect in accordance with their terms and the terms of the Plan.

1.       Purpose

         The purpose of the Plan is to attract and retain the services of key management employees of the Company and to provide such persons with a proprietary interest in the Company through the granting of restricted stock that will increase the interest of such persons in the Company's welfare, furnish an incentive to such persons to continue their services for the Company and provide a means through which the Company may attract able persons as employees.

2.       Definitions

         "Award" means an award or grant made to a Participant under Section 7.

         "Award Agreement" means the agreement provided in connection with an Award under Section 13.

         "Award Date" means the date that an Award is made, as specified in an Award Agreement. Generally, this date shall be within thirty (30) days from the date the Company files its Form 10-K with the Securities and Exchange Commission.

         "Board" means the Board of Directors of the Company.

         "CEO" means the chief executive officer of the Company.

         "Change of Control" means any of the following: (i) any consolidation, merger or share exchange of the Company in which the Company is not the continuing or surviving corporation or pursuant to which the shares of Common Stock would be converted into cash, securities or other property, other than a consolidation, merger or share exchange of the Company in which the holders of Common Stock immediately prior to such transaction have the same proportionate ownership of Common Stock of the surviving corporation immediately after such transaction; (ii) any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;
(iii) the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; (iv) the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals (the "Continuing Directors") who (x) at the date of this Plan were directors or


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(y) become directors after the date of this Plan and whose election or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors at the date of this Plan or whose election or nomination for election was previously so approved; (v) the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the 1934 Act) of an aggregate of 20% of the voting power of the Company's outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the 1934 Act) who beneficially owned less than 15% of the voting power of the Company's outstanding voting securities on the date of this Plan, provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a Change of Control hereunder if (x) the acquirer is a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity, (y) the acquirer is any other person whose acquisition of shares of voting securities is approved in advance by a majority of the Continuing Directors or (z) the acquisition is made from Hako-Werke International GmbH ("Hako-Werke") or an affiliate of Hako-Werke; or
(vi) in a Title 11 bankruptcy proceeding the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor legislation.

         "Committee" means the committee appointed or designated by the Board to administer the Plan.

         "Common Stock" means the common stock which the Company is currently authorized to issue or may in the future be authorized to issue.

         "Dividend Equivalent" means an amount equal to the amount of the cash dividends that are declared and become payable after the Award Date for the Award to which it relates and on or before the date upon which payment thereof is to be made.

         "Employee" means a common-law employee of the Company.

         "Fair Market Value" of a share of Common Stock is the mean of the highest and lowest prices per share on the NASDAQ Exchange Consolidated Tape, or such reporting service as the Committee may select, on the appropriate date, or in the absence of reported sales on such day, the most recent previous day for which sales were reported.

         "1934 Act" means the Securities Exchange Act of 1934, as amended, or any successor legislation.

         "Participant" means an Employee or officer of the Company who has been selected by the Committee to receive an Award under the Plan.

         "Plan" means the Minuteman International, Inc. 2000 Restricted Stock Plan, as amended from time to time.

         "Restricted Stock" means shares of Common Stock subject to restrictions and conditions pursuant to Section 7.

         "Retirement" means the Participant's termination of employment with the Company at a time



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that is determined by the Committee to be retirement; and

         "Total Disability" means the permanent inability of the Participant, which is a result of accident or sickness, to perform such Participant's occupation or employment for which the Participant is suited by reason of the Participant's previous training, education and experience and which results in the termination of the Participant's employment with the Company.

3.       Plan Administration

         (a)      The Committee shall be responsible for administering the Plan.

                  (i) Composition of the Committee. The Committee shall be comprised of the entire Board or a committee of two or more members of the Board, all of whom shall be "non-employee directors" as defined in Rule 16b-3.

                  (ii) Powers. The Committee shall have full and exclusive discretionary power to interpret the Plan and to adopt such rules, regulations and guidelines for administering the Plan as the Committee may deem necessary or proper. Such power shall include, but not be limited to, establishing all Award terms and conditions and, subject to
         Section 13, adopting modifications and amendments to the Plan or any Award Agreement, including without limitation, any that are necessary to comply with the laws of the countries in which the Company or its affiliates operate.

                  (iii) Delegation. The Committee may delegate to one more of its members or to one or more agents or advisors such non-discretionary administrative duties as it may deem advisable, and the Committee or any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Committee or such persons may have under the Plan.

         (b) The Committee may employ attorneys, consultants, accountants and other persons, and the Committee, the Company and its officers and directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee shall be fully protected by the Company, to the fullest extent permitted by applicable law, in respect to any such action, determination and interpretation.

4.       Eligibility

         Notwithstanding anything contrary in the Plan, for purposes of determining eligibility for participation in the Plan, the CEO shall have full and exclusive discretionary power to determine eligibility. However, with respect to the CEO, eligibility to participate in the Plan shall be determined by the Board.

         Any Employee whose judgment, initiative and efforts contributed or may be expected to


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contribute to the successful performance of the Company is eligible to participate in the Plan. The Committee, upon its own action, may grant, but shall not be required to grant, an Award to any Employee. Awards may be granted by the Committee at any time and from time to time to new Participants, or then Participants, or to the greater or lesser number of Participants, and may include or exclude previous Participants, as the Committee shall determine. The Committee's determinations under the Plan (including without limitation the form, amount and timing of such Awards, the terms and provisions of such Awards and the Award Agreements evidencing the same) need not be uniform and may be made by it selectively among Employees who receive, or are eligible to receive, Awards under the Plan.

5.       Authorized Awards; Limitations

         (a) Except for adjustments pursuant to Section 6, the maximum number of shares of Common Stock that shall be available for issuance under the Plan shall be 150,000.

         (b) If an Award expires unexercised or is forfeited, surrendered, canceled, terminated or settled in cash in lieu of Common Stock, the shares of Common Stock that were theretofore subject (or potentially subject) to such Award may again be made subject to an Award Agreement.

6.       Adjustments and Reorganizations

         In the event of any merger, reorganization, consolidation, recapitalization, separation, liquidation, stock dividend, extraordinary dividend, spin-off, split-off, rights offering, share combination, or other change in the corporate structure of the Company affecting the Common Stock, the number and kind of shares that may be delivered under the Plan shall be subject to such adjustment as the Committee, in its sole discretion, may deem appropriate, and the number and kind and price of shares subject to outstanding Awards and any other terms of outstanding Awards shall be subject to such adjustment as the Committee, in its sole discretion, may deem appropriate.

         In the event of a Change in Control, then, notwithstanding any other provision in this Plan to the contrary, all restriction periods applicable to Awards of Restricted Stock shall automatically expire. The determination of the Committee that any of the foregoing conditions has been met shall be binding and conclusive on all parties.

7.       Restricted Stock Awards

         (a) Restricted Stock. The Committee may award Restricted Stock to any Participant. Awards of Restricted Stock shall be subject to such conditions and restrictions as are established by the Committee and set forth in the Award Agreement, which may include, but are not limited to, continued service with the Company, achievement of specific business objectives, and other measurements of individual or Company performance.

         (b) The Committee may also, in its sole discretion, shorten or terminate the restricted period or waive any other conditions for the lapse of restrictions with respect to all or any portion of any Award. Notwithstanding the foregoing, all restricted periods shall terminate and the Awards shall be fully vested with respect to any Participant upon the Participant's Retirement, death or Total Disability,

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coincident with termination of employment with the Company.

8.       Vesting.

         (a) A Participant shall become vested in his Award under the following schedule:


                  One year of service                33-1/3%
                  Two years of service               66-2/3%
                  Three years of service             100%

         (b) Upon a Participant's death or disability or upon a Change in Control, an Award shall become 100% vested.

9.       Forfeitures.

         If a Participant terminates employment, except due to death or Total Disability, prior to the end of the three year vesting period, such Participant shall forfeit the non-vested portion of his Award.

10.      Dividends

         The Committee may provide in the appropriate Award Agreement that Dividend Equivalents may be paid currently in cash or credited to a Participant's account for subsequent distribution as determined by the Committee. The Award Agreement may provide for the reinvestment of Dividend Equivalents in shares of Common Stock.

11.      Deferrals and Settlements

         Settlement of Awards may be in the form of cash, Common Stock, other Awards, or in combinations thereof as the Committee shall determine, and with such other restrictions as it may impose. The Committee may also require or permit Participants to defer the issuance or vesting of shares or the settlement of Awards under such rules and procedures as it may establish under the Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest on, the deferral amounts or the payment or crediting of Dividend Equivalents on deferred settlements denominated in shares.

12.      Transferability and Beneficiaries

         No Awards under the Plan shall be assignable, alienable, saleable or otherwise transferable other than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order (as defined by the Code) or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

13.      Award Agreements

         Awards under the Plan shall be evidenced by Award Agreements that set forth the details, conditions and limitations for each Award, which may include the term of an Award and the provisions


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applicable in the event the Participant's employment terminates.

14.      Amendments; Compliance with Applicable Laws

         The Committee may suspend, terminate, or amend the Plan as it deems necessary or appropriate to better achieve the purposes of the Plan, except that, if shareholder approval is necessary in order for any such amendment to comply with any applicable tax or regulatory requirements, including for these purposes, any approval requirement which is a prerequisite for exemptive relief under Section 16b of the 1934 Act, no such amendment shall be made without the approval of the Company's shareholders.

15.      Tax Withholding

         The Company shall have the right to (i) make deductions from any settlement of an Award made under the Plan, including the delivery or vesting of shares, or require shares or cash or both be withheld from any Award, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations. The Committee may determine the manner in which such tax withholding may be satisfied, and may permit shares of Common Stock (rounded up to the next whole number) to be used to satisfy required tax withholding based on the Fair Market Value of any such shares of Common Stock.

16.      Other Company Benefit and Compensation Programs

         Unless otherwise specifically determined by the Committee, settlements of Awards received by a Participant under the Plan shall not be deemed a part of the Participant's regular, recurring compensation for purposes of calculating payments or benefits from any Company benefit plan, severance program or severance pay law of any country. Further, the Company may adopt other compensation programs, plans or arrangements as it deems appropriate or necessary.

17.      Unfunded Plan

         Unless otherwise determined by the Committee, the Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund or funds. The Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award granted under the Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

18.      Future Rights

         No person shall have any claim or right to be granted an Award under the Plan, and no Participant shall have any right under the Plan to be retained in the employment of the Company or its affiliates.

19.      Governing Law

         The validity, construction and effect of the Plan, and any actions taken or relating to the Plan,


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shall be determined in accordance with the laws of the State of Illinois and applicable federal law.

20.      Successors and Assigns

         The Plan shall be binding on all successors and assigns of a Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant's creditors.

21.      Rights as a Shareholder

         Except as otherwise provided in any Award Agreement, a Participant shall have no rights as a shareholder of the Company until he or she becomes the holder of record of Common Stock.

22.      Section 16b

         No Award or other transaction shall be permitted under this Plan which would have the effect of imposing liability on a Participant under Section 16 of the 1934 Act. Irrespective of any other provision of this Plan or an Award Agreement, any such Award or other transaction purportedly made under or pursuant to this Plan shall be void, ab initio.



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                  IN WITNESS WHEREOF, the Company has caused the Plan to be
executed on its behalf by its respective officers thereunder duly authorized, on this day and year set forth below.

                                               MINUTEMAN INTERNATIONAL, INC.


Date: ________________________                 _________________________________

                                               By: _____________________________

                                               Its: ____________________________